Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Exhibit 99.2 contains forward-looking statements with respect to possible events, outcomes or results that are, and are expected to continue to be, subject to risks, uncertainties and contingencies, including those identified in this Exhibit and in the “Risk Factors” included in Exhibit 99.4. See “Forward-Looking Statements” in the Current Report on Form 8-K to which this Exhibit 99.2 is attached.

This management’s discussion and analysis of financial condition and results of operations, or MD&A, is for the same periods as the MD&A that was included in Part II, Item 7 of our Annual Report on Form 10-K filed on March 2, 2009 (which we refer to as the 2008 Form 10-K); however, it reflects the reclassification of WebMD’s Little Blue Book print and directory business (which we refer to as LBB) to discontinued operations (see “— Introduction — Our Company”), the related elimination of WebMD’s Publishing and Other Services segment and the classification of the remaining revenue into the following two categories: private portals and public portals. (see “— Results of Operations by Operating Segment”). While this MD&A reflects the reclassifications described above, it does not reflect any other events occurring after February 27, 2009, the date of the 2008 Form 10-K, except for the retrospective adoption, effective January 1, 2009, of Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (which we refer to as FSP APB 14-1) and Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (which we refer to as SFAS 160). As required by FSP APB 14-1 and SFAS 160, our historical consolidated financial statements have been retrospectively adjusted to reflect the adoption of these standards. These accounting standards and the impact of their adoption on the historical financial statements are more fully described in Note 24, “Retrospective Application of New Accounting Standards” to our consolidated financial statements included in Exhibit 99.3. Certain other events occurring after February 27, 2009 have been disclosed in other public filings we have made, including Current Reports on Form 8-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009. In this MD&A, dollar amounts are stated in thousands, unless otherwise noted.

Overview

MD&A is provided as a supplement to the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 beginning on page F-l, in order to enhance your understanding of our results of operations and financial condition. Our MD&A is organized as follows:

•	Introduction. This section provides a general description of our company and operating segments, background information on certain trends and developments affecting our company, a summary of our acquisition and disposition transactions during the period from 2006 through 2008 and a discussion of how seasonal factors may impact the timing of our revenue.

•	Critical Accounting Estimates and Policies. This section discusses those accounting policies that are considered important to the evaluation and reporting of our financial condition and results of operations, and whose application requires us to exercise subjective or complex judgments in making estimates and assumptions. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note 2 to the Consolidated Financial Statements included in Exhibit 99.3.

•	Results of Operations and Results of Operations by Operating Segment. These sections provide our analysis and outlook for the significant line items on our consolidated statements of operations, as well as other information that we deem meaningful to understand our results of operations on both a consolidated basis and an operating segment basis.

•	Liquidity and Capital Resources. This section provides an analysis of our liquidity and cash flows and discussions of our contractual obligations and commitments, as well as our outlook on our available liquidity as of December 31, 2008.

•	Recent Accounting Pronouncements. This section provides a summary of the most recent authoritative accounting standards and guidance that have either been recently adopted by our company or may be adopted in the future.

Introduction

Our Company

HLTH Corporation is a Delaware corporation that was incorporated in December 1995 and commenced operations in January 1996 as Healtheon Corporation. We changed our name to Healtheon/WebMD Corporation in November 1999, to WebMD Corporation in September 2000, to Emdeon Corporation in October 2005 and to HLTH Corporation in May 2007. Our Common Stock began trading on the Nasdaq National Market under the symbol “HLTH” on February 11, 1999 and now trades under that symbol on the Nasdaq Global Select Market.

As of December 31, 2008, we owned 83.6% of the outstanding shares of capital stock of WebMD Health Corp. (which we refer to as WHC) through our ownership of WHC’s Class B Common Stock. The remaining 16.4% of WHC’s outstanding common stock are shares of WHC’s Class A Common Stock, which trades on the Nasdaq Global Select Market under the symbol “WBMD.” Accordingly, as of December 31, 2008, our consolidated financial statements reflect the noncontrolling shareholders’ 16.4% share of equity and net income of WHC.

As more fully described under “— Acquisitions and Dispositions — Dispositions” below, during the period from 2006 through 2008, we sold the following:

•	Emdeon Practice Services. We completed the sale of our Emdeon Practice Services segment (which we refer to as EPS) to Sage Software, Inc. (which we refer to as Sage Software) on September 14, 2006. In this MD&A, we refer to this transaction as the EPS Sale. Through EPS, we provided practice management and electronic health records software solutions used by medical practices and related services. The historical results of EPS, including the gain related to the sale have been reclassified as discontinued operations in our financial statements and our discussions in this MD&A reflect EPS as discontinued operations. Discontinued operations for periods after the sale includes post-sale activities related to EPS, including litigation costs that were indemnified as part of the EPS Sale, as more fully described under “— Background Information on Certain Trends and Developments — Indemnification Obligations to Former Officers and Directors of EPS.”

•	52% Interest in Emdeon Business Services. On November 16, 2006, we completed the sale of a 52% interest in the business that constituted our Emdeon Business Services segment, excluding its ViPS business unit (which we refer to as EBS) to an affiliate of General Atlantic LLC (which we refer to as GA). In this MD&A, we refer to this transaction as the 2006 EBS Sale. From the closing of the 2006 EBS Sale to the closing of the 2008 EBSCo Sale (described below) on February 8, 2008, we owned 48% of EBS Master LLC (which we refer to as EBSCo), the entity that acquired EBS in the 2006 EBS Sale and we accounted for that 48% ownership interest as an equity investment in our consolidated financial statements. In this MD&A, we use the names Emdeon Business Services and EBS to refer to the business owned by EBSCo and, with respect to periods prior to the consummation of the 2006 EBS Sale, to the reporting segment of our company. A description of EBS is included under “— Segments — Emdeon Business Services” below.

•	Remaining 48% Interest in EBS. On February 8, 2008, we completed the sale of our 48% noncontrolling ownership interest in EBSCo (which we refer to as the 2008 EBSCo Sale) to an affiliate of GA and affiliates of Hellman & Friedman, LLC.

•	ViPS. On February 21, 2008, we announced our intention to divest our ViPS segment. On July 22, 2008, we completed the sale of our ViPS segment to an affiliate of General Dynamics Corporation. In this MD&A, we refer to this transaction as the ViPS Sale. The historical results of ViPS, including the gain related to the sale, have been reclassified as discontinued operations in our financial statements and our discussions in this MD&A reflect ViPS as discontinued operations. Through ViPS, we provided healthcare data management, analytics, decision-support and process automation solutions and related information technology services to governmental, Blue Cross Blue Shield and commercial healthcare payers.

A portion of the proceeds of the sales transactions made in 2006 was used to conduct the 2006 Tender Offer described below under “— Background Information on Certain Trends and Developments — 2006 Tender Offer,” pursuant to which we repurchased 129,234,164 shares of our Common Stock at a price of $12.00 per share; and a portion of the proceeds of the sales made in 2008 was used to conduct the 2008 Tender Offer described below under “— Background Information on Certain Trends and Developments — 2008 Tender Offer,” pursuant to which we repurchased 83,699,922 shares of our Common Stock at a price of $8.80 per share. As a result of the 2006 Tender Offer, the 2008 Tender Offer and additional repurchases of our Common Stock under repurchase programs, the number of shares of our Common Stock outstanding declined from 278,327,825 on December 31, 2005 to 101,374,536 on December 31, 2008 (in each case, excluding unvested shares of restricted Common Stock granted under our equity plans).

On February 21, 2008, we announced our intention to divest our Porex segment. Porex develops, manufactures and distributes proprietary porous plastic products and components used in healthcare, industrial and consumer applications. Porex also provides porous plastic surgical implants used in reconstruction and cosmetic surgery of the head, face and neck. As a result of our intention to divest this segment we reflected this segment as a discontinued operation within the consolidated financial statements contained in Exhibit 99.3.

In March 2009, WebMD’s Board of Directors decided to divest LBB as it is not strategic to WebMD’s overall business and initiated the process of seeking a buyer for LBB. As a result of our intention to divest LBB and our expectation that this divestiture will be completed within one year, we reflected LBB as discontinued operations within the consolidated financial statements contained in Exhibit 99.3. The revenue and operating results of LBB had previously been reflected within the WebMD Publishing and Other Services segment. As a result of the decision to divest LBB, we eliminated the separate segment presentation for WebMD Publishing and Other Services. We are currently reporting WebMD as one operating segment and reporting revenue in the following two categories: public portals revenue and private portals revenue.

Segments

As a result of the sales of EPS, EBS and ViPS and the planned sale of Porex and LBB, our only remaining operating segment is our WebMD segment. The following is a description of the WebMD segment, our Corporate segment and the EBS segment (which ceased being a separate segment in connection with the 2006 EBS Sale):

•	WebMD. WebMD is a leading provider of health information services to consumers, physicians and other healthcare professionals, employers and health plans through WebMD’s public and private online portals and health-focused publications. WebMD’s public portals for consumers enable them to obtain health and wellness information (including information on specific diseases or conditions), check symptoms, locate physicians, store individual healthcare information, receive periodic e-newsletters on topics of individual interest and participate in online communities with peers and experts. WebMD’s public portals for physicians and healthcare professionals make it easier for them to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn continuing medical education (which we refer to as CME) credit and communicate with peers. WebMD public portals generate revenue primarily through the sale of advertising and sponsorship products, including CME services. WebMD also distributes its online content and services to other entities and generates revenue from these arrangements through the sale of advertising and sponsorship products and content syndication fees. WebMD also provides e-detailing promotion and physician recruitment services for use by pharmaceutical, medical device and healthcare companies. WebMD also provides print services including the publication of WebMD the Magazine, a consumer magazine distributed to physician office waiting rooms. WebMD’s public portals sponsors and advertisers include pharmaceutical, biotechnology, medical device and consumer products companies. WebMD’s private portals enable employers and health plans to provide their employees and plan members with access to personalized health and benefit information and decision-support technology that helps them make more informed benefit, treatment and provider decisions. WebMD also provides related services for use by such employees and members, including lifestyle education and personalized telephonic health coaching. WebMD generates revenue from our private portals through the licensing of these services to employers and health plans either directly or through distributors.

•	Corporate. Corporate includes personnel costs and other expenses related to executive personnel, legal, accounting, tax, internal audit, risk management, human resources and certain information technology functions, as well as other corporate costs and expenses such as professional fees including legal and audit services, insurance, costs of leased property and facilities, telecommunication costs and software maintenance expenses. Corporate expenses are net of $3,410, $3,340 and $3,190 in 2008, 2007 and 2006, respectively, which are costs allocated to WebMD for services provided by the Corporate segment. In connection with the 2006 EBS Sale, the EPS Sale and the ViPS Sale, we entered into transition services agreements whereby we provided EBSCo, Sage Software and ViPS certain administrative services, including payroll, accounting, purchasing and procurement, tax, and human resource services, as well as information technology support. Additionally, EBSCo provided us certain administrative services, including telecommunication infrastructure and management services, data center support and purchasing and procurement services. Some of the services provided by EBSCo to HLTH were, in turn, used to fulfill HLTH’s obligations to provide transition services to Sage Software. These services were provided through the Corporate segment, and the related transition services fees we charged to EBSCo, Sage Software and ViPS, net of the fee we paid to EBSCo, are also included in the Corporate segment, which were intended to approximate the cost of providing these services. The transition services agreement with Sage Software was terminated on December 31, 2007 and, therefore, net transition services fees are for services related to EBSCo and ViPS in 2008.

•	Emdeon Business Services. Through EBS, we provided solutions that automate key business and administrative functions for healthcare payers and providers, including electronic patient eligibility and benefit verification; electronic and paper claims processing; electronic and paper paid-claims communication services; and patient billing, payment and communications services. In addition, through EBS, we provided clinical communications services that improve the delivery of healthcare by enabling physicians to manage laboratory orders and results, hospital reports and electronic prescriptions. From November 17, 2006, the date of the 2006 EBS Sale, to February 8, 2008, the date of the 2008 EBSCo Sale, the results of EBS were reflected as an equity investment in our operating results.

Background Information on Certain Trends and Developments

Trends Influencing the Use of Our Services.  Several key trends in the healthcare and Internet industries are influencing the use of healthcare information services of the types that we provide or are developing. Those trends are described briefly below:

•	Use of the Internet by Consumer and Physicians. The Internet has emerged as a major communications medium and has already fundamentally changed many sectors of the economy, including the marketing and sales of financial services, travel, and entertainment, among others. The Internet is also changing the healthcare industry and has transformed how consumers and physicians find and utilize healthcare information.

—	Healthcare consumers increasingly seek to educate themselves online about their healthcare related issues, motivated in part by the continued availability of new treatment options and in part by the larger share of healthcare costs they are being asked to bear due to changes in the benefit designs being offered by health plans and employers. The Internet has fundamentally changed the way consumers obtain health and wellness information, enabling them to have immediate access to searchable information and dynamic interactive content to check symptoms, assess risks, understand diseases, find providers and evaluate treatment options. The Internet is consumers’ fastest growing health information resource, according to a national study released in August 2008 by the Center for Studying Health System Change. Researchers found that 32 percent of American consumers (approximately 70 million adults) conducted online health searches in 2007, compared with 16 percent in 2001. More than half of those surveyed said the information changed their overall approach to maintaining their health. Four in five said the information helped them better understand how to treat an illness or condition.

—	The Internet has also become a primary source of information for physicians seeking to improve clinical practice and is growing relative to traditional information sources, such as conferences, meetings and offline journals.

•	Increased Online Marketing and Education Spending for Healthcare Products. Pharmaceutical, biotechnology and medical device companies spend large amounts each year marketing their products and educating consumers and physicians about them; however, only a small portion of this amount is currently spent on online services. We believe that these companies, which comprise the majority of the advertisers and sponsors of our public portals, are becoming increasingly aware of the effectiveness of the Internet relative to traditional media in providing health, clinical and product-related information to consumers and physicians, and this increasing awareness will result in increasing demand for our services. However, notwithstanding our general expectation for increased demand, our public portals revenue may vary significantly from quarter to quarter due to a number of factors, many of which are not in our control, and some of which may be difficult to forecast accurately, including general economic conditions and the following:

—	The majority of our advertising and sponsorship contracts are for terms of approximately four to twelve months. We have relatively few longer term advertising and sponsorship contracts.

—	The time between the date of initial contact with a potential advertiser or sponsor regarding a specific program and the execution of a contract with the advertiser or sponsor for that program may be subject to delays over which we have little or no control, including as a result of budgetary constraints of the advertiser or sponsor or their need for internal approvals.

Other factors that may affect the timing of contracting for specific programs with advertisers and sponsors, or receipt of revenue under such contracts, include: the timing of FDA approval for new products or for new approved uses for existing products; the timing of FDA approval of generic products that compete with existing brand name products; the timing of withdrawals of products from the market; seasonal factors relating to the prevalence of specific health conditions and other seasonal factors that may affect the timing of promotional campaigns for specific products; and the scheduling of conferences for physicians and other healthcare professionals.

•	Changes in Health Plan Design; Health Management Initiatives. In a healthcare market where the responsibility for healthcare costs and decision-making has been increasingly shifting to consumers, use of information technology (including personal health records) to assist consumers in making informed decisions about healthcare has also increased. We believe that through our WebMD Health and Benefits Manager tools, including our personal health record application, we are well positioned to play a role in this environment, and these services will be a significant driver for the growth of our private portals during the next several years. However, our growth strategy depends, in part, on increasing usage of our private portal services by our employer and health plan clients’ employees and members, respectively. Increasing usage of our services requires us to continue to deliver and improve the underlying technology and develop new and updated applications, features and services. In addition, we face competition in the area of healthcare decision-support tools and online health management applications and health information services. Many of our competitors have greater financial, technical, product development, marketing and other resources than we do, and may be better known than we are. We also expect that, for clients and potential clients in the industries most seriously affected by recent adverse changes in general economic conditions (including those in the financial services industry), we may experience some reductions in initial contracts, contract expansions and contract renewals for our private portal services, as well as reductions in the size of existing contracts.

The healthcare industry in the United States and relationships among healthcare payers, providers and consumers are very complicated. In addition, the Internet and the market for online services are relatively new and still evolving. Accordingly, there can be no assurance that the trends identified above will continue or that the expected benefits to our businesses from our responses to those trends will be achieved. In addition, the market for healthcare information services is highly competitive and not only are our existing competitors seeking to benefit from these same trends, but the trends may also attract additional competitors.

Termination of Proposed Merger with WHC.  In February 2008, HLTH and WHC entered into an Agreement and Plan of Merger (which we refer to as the Merger Agreement), pursuant to which HLTH would merge into WHC (which we refer to as the WHC Merger), with WHC continuing as the surviving corporation. The Merger Agreement resulted from negotiations between HLTH and a Special Committee of the Board of Directors of WHC during late 2007 and early 2008. HLTH’s Board of Directors had initiated the process leading to the entry into the Merger Agreement with WHC because it believed that the primary reason of many of the holders of HLTH Common Stock for owning those shares was HLTH’s controlling interest in WHC and that the value of HLTH’s other businesses was not adequately reflected in the trading price of HLTH Common Stock. In connection with the entry by HLTH and WHC into the Merger Agreement, the HLTH Board made a determination to divest Porex and ViPS (which divestitures were not, however, dependent on the merger occurring). The decisions relating to the divestitures of ViPS, Porex and HLTH’s 48% interest in EBS were based on the corporate strategic considerations described above and not the performance of, or underlying business conditions affecting, the respective businesses.

Pursuant to the terms of a Termination Agreement entered into on October 19, 2008 (which we refer to as the Termination Agreement), HLTH and WHC mutually agreed, in light of the turmoil in financial markets, to terminate the Merger Agreement. The termination of the Merger Agreement was by mutual agreement of the companies and was unanimously approved by the Board of Directors of each of the companies and by a special committee of independent directors of WHC. The Boards determined that both HLTH, as controlling stockholder of WHC, and the public stockholders of WHC would benefit from WHC continuing as a publicly-traded subsidiary with no long-term debt and approximately $340,000 in cash and investments. The Boards concluded that, by terminating the merger, HLTH and WHC would retain financial flexibility and be in a position to pursue potential acquisition opportunities expected to be available to companies with significant cash resources in a period of financial market uncertainty. The Termination Agreement maintained HLTH’s obligation, under the terms of the Merger Agreement, to pay the expenses of WHC incurred in connection with the merger. In connection with the termination of the WHC Merger, HLTH and WHC amended the Tax Sharing Agreement between them and HLTH assigned to WHC the Amended and Restated Data License Agreement, dated as of February 8, 2008, among HLTH, EBSCo and certain affiliated companies.

2008 Tender Offer.  Following the termination of the WHC Merger, our Board of Directors determined that repurchasing our Common Stock through a tender offer would be an efficient means to provide value to our stockholders. In deciding to make the offer, our Board of Directors considered that, following the termination of the WHC Merger, some holders of HLTH Common Stock might wish to have the opportunity to sell some or all of their holdings for cash. On October 27, 2008, we commenced a tender offer to purchase up to 80,000,000 shares of our common stock at a price of $8.80 per share. In this MD&A, we refer to this tender offer as the 2008 Tender Offer. The 2008 Tender Offer represented an opportunity for HLTH to return capital to stockholders who elected to tender their shares of HLTH Common Stock, while stockholders who chose not to participate in the 2008 Tender Offer automatically increased their relative percentage interest in our company at no additional cost to them. Prior to the closing of the 2008 Tender Offer, we exercised our right to purchase an additional 2% of our outstanding shares without extending the tender offer. On

November 25, 2008, the 2008 Tender Offer was completed and, as a result, we repurchased 83,699,922 shares of our Common Stock at a price of $8.80 per share. The total cost of the 2008 Tender Offer was $737,324, which includes $765 of costs directly attributable to the purchase.

2006 Tender Offer.  Following the announcement of the definitive agreement for the 2006 EBS Sale, our Board determined that investing in repurchasing our Common Stock would be an attractive use of the proceeds of the 2006 EBS Sale and an efficient means to provide value to our stockholders. October 20, 2006, we commenced a tender offer to purchase shares of our Common Stock, which tender offer was completed on December 4, 2006. In this MD&A, we refer to this tender offer as the 2006 Tender Offer. The 2006 Tender Offer represented an opportunity for HLTH to return capital to our stockholders who elected to tender their shares of HLTH Common Stock, while stockholders who chose not to participate in the 2006 Tender Offer automatically increased their relative percentage interest in our company at no additional cost to them. In the 2006 Tender Offer, the Company repurchased 129,234,164 shares of its common stock at a price of $12.00 per share. The total cost of the 2006 Tender Offer was $1,552,120, which includes $1,309 of costs directly attributable to the purchase.

Impairment of Auction Rate Securities; Non-Recourse Credit Facilities.  We hold investments in auction rate securities (which we refer to as ARS) backed by student loans, which are 97% guaranteed under the Federal Family Education Loan Program (FFELP), and all had credit ratings of AAA or Aaa when purchased. Historically, the fair value of our ARS holdings approximated face value due to the frequent auction periods, generally every 7 to 28 days, which provided liquidity to these investments. However, since February 2008, all auctions involving these securities have failed. As a secondary market has yet to develop, these investments have been reclassified to long-term investments as of December 31, 2008. The result of a failed auction is that these ARS holdings will continue to pay interest in accordance with their terms at each respective auction date; however, liquidity of the securities will be limited until there is a successful auction, the issuer redeems the securities, the securities mature or until such time as other markets for these ARS holdings develop. During the three months ended March 31, 2008, we concluded that the estimated fair value of the ARS holdings no longer approximated the face value due to the lack of liquidity.

As of March 31, 2008, we concluded the fair value of our ARS holdings was $302,842, of which $141,044 related to WHC, compared to a face value of $362,950, of which $168,450 related to WHC. The impairment in value, or $60,108, of which $27,406 related to WHC, was considered to be other-than-temporary and, accordingly, was recorded as an impairment charge within our operating results during the three months ended March 31, 2008. During 2008, we received $8,700, of which $4,400 relates to WHC, associated with the partial redemption of certain of our ARS holdings which represented 100% of their face value. As a result, as of December 31, 2008, the total face value of our ARS holdings was $355,000, of which $164,800 related to WHC, compared to a fair value of $286,552, of which $133,563 related to WHC. Subsequent to March 31, 2008, through December 31, 2008, we further reduced the carrying value of our ARS holdings by $9,407, of which $4,277 relates to WHC. Since this reduction in value resulted from fluctuations in interest rate assumptions, we assessed this reduction to be temporary in nature, and accordingly, this amount has been recorded as an unrealized loss in our consolidated financial statements. We continue to monitor the market for ARS as well as the individual ARS holdings we own. We may be required to record additional losses in future periods if the fair value of our ARS holdings deteriorates further.

HLTH and WHC have each entered into a non-recourse credit facility (which we refer to as the Credit Facilities) with Citigroup that is secured by their respective ARS holdings (including, in some circumstances, interest payable on the ARS holdings), that will allow HLTH and WHC to borrow up to 75% of the face amount of the ARS holdings pledged as collateral under the respective Credit Facilities. The Credit Facilities are each governed by a loan agreement, dated as of May 6, 2008, containing customary representations and warranties of the borrower and certain affirmative covenants and negative covenants relating to the pledged collateral. Under each of the loan agreements, the borrower and the lender may, in certain circumstances, cause the pledged collateral to be sold, with the proceeds of any such sale required to be applied in full immediately to repayment of amounts borrowed.

The interest rate applicable to such borrowings is one-month LIBOR plus 250 basis points. Any borrowings outstanding under the respective Credit Facilities after March 2009 become demand loans, subject to 60 days notice, with recourse only to the pledged collateral. No borrowings have been made under either of the Credit Facilities to date. HLTH and WHC can each make borrowings under their respective Credit Facilities until May 2009.

Directors & Officers Liability Insurance Coverage Litigation.  On July 23, 2007, we commenced litigation (which we refer to as the Coverage Litigation) in the Court of Chancery of the State of Delaware in and for New Castle County against ten insurance companies in which we are seeking to compel the defendant companies (which we refer to collectively as the Defendants) to honor their obligations under certain directors and officers liability insurance policies (which we refer to as the Policies). We are seeking an order requiring the Defendants to advance and/or reimburse expenses that we have incurred and expect to continue to incur for the advancement of the reasonable defense costs of initially ten, and now eight, former officers and directors of our former EPS subsidiary who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina (which we refer to as the Investigation) described in Note 14, “Commitments and Contingencies” located in the Notes to the Consolidated Financial Statements in Exhibit 99.3. We subsequently have settled with two of the insurance companies during January 2008, through which we received an aggregate amount of $14,625.

Pursuant to a stipulation among the parties, the Coverage Litigation was transferred on September 13, 2007 to the Superior Court of the State of Delaware in and for New Castle County. The Policies were issued to our company and to EPS, our former subsidiary, which is our co-plaintiff in the Coverage Litigation (which we refer to collectively as the Plaintiffs). EPS was sold in September 2006 to Sage Software and has changed its name to Sage Software Healthcare, Inc. (which we refer to as SSHI). In connection with our sale of EPS to Sage Software, we retained certain obligations relating to the Investigation and agreed to indemnify Sage Software and SSHI with respect to certain expenses in connection with the Investigation. We retained the right to assert claims and recover proceeds under the Policies on behalf of SSHI.

Prior to the filing of the Second Amended Complaint which is discussed below, the Policies at issue in the Coverage Litigation consisted of two separate groups of insurance policies. Each group of policies consists of several layers of coverage, with different insurers having agreed to provide specified amounts of coverage at various levels. The first group of policies was issued to EPS in the amount of $20,000 (which we refer to as the EPS Policies) and the second group of policies was issued to Synetic, Inc. (the former parent of EPS, which merged into HLTH) in the amount of $100,000, of which approximately $3,600 was paid by the primary carrier with respect to another unrelated matter (which we refer to as the Synetic Policies). As of December 31, 2008, $61,351 has been paid by insurance companies representing the EPS Policies and the Synetic Policies through a combination of payment under the terms of the Policies, payment under reservation of rights and settlement. Of this amount, $30,312 has been reimbursed by the insurance companies subsequent to the Court’s order on July 31, 2008 (described in more detail below). As a result of these payments, we have exhausted our coverage under the EPS Policies and have remaining coverage under the Synetic Policies of approximately $50,000.

The carrier with the third level of coverage in the Synetic Policies filed a motion for summary judgment in the Coverage Litigation, which most of the carriers who have issued the Synetic policies joined, which sought summary judgment that any liability to pay defense costs should be allocated among the three sets of policies available to our company (including the policies with respect to which the Coverage Litigation relates and a third set of policies the issuers of which had not yet been named by our company) such that the Synetic Policies would only be liable to pay about $23,000 of the $96,400 total coverage available under such policies. We filed our opposition to the motion together with our motion for summary judgment against such carrier and several other carriers who have issued the Synetic Policies seeking to require such carriers to advance payment of the defense costs that we are obligated to pay while the Coverage Litigation is pending. On July 31, 2008 the Superior Court for the State of Delaware denied the motion filed by the carriers seeking allocation and granted HLTH’s motion for partial summary judgment to enforce the duty of such carriers to advance and reimburse these costs. Pursuant to the Court’s order the issuers of the Synetic Policies have been reimbursing us for our costs. Unless the carriers ultimately prevail in the Coverage Litigation or obtain an interim ruling from the court to the contrary, we expect to collect from the remaining carriers under the Synetic Policies who are subject to the Court’s order the costs that it is obligated to pay subject to the limits of each carrier’s policy. Our insurance policies provide that under certain circumstances, amounts advanced by the insurance companies in connection with the defense costs of the indicted individuals, may have to be repaid by us, although the $14,625 that we have received in settlement from certain carriers is not subject to being repaid. We have obtained an undertaking from each indicted individual pursuant to which, under certain circumstances, such individual has agreed to repay defense costs advanced on such individual’s behalf.

On November 17, 2008, we filed a Second Amended Complaint which added four new insurance companies as defendants in the Coverage Action. These carriers are the issuers of a third set of policies (which we refer to as Emdeon Policies) that provide coverage with respect to our indemnification obligations to the former officers and directors of our former EPS subsidiary who were indicted in connection with the Investigation described in Note 14, “Commitments and Contingencies” located in the Notes to the Consolidated Financial Statements in Exhibit 99.3. Additionally, the Second Amended Complaint would add back as a defendant in the Coverage Action the issuer of one of the EPS Policies with whom we settled who is also the issuer of the eighth level of coverage under the Synetic Policies. At the time of that settlement we dismissed the eighth level carrier without prejudice with respect to that Synetic Policy and based upon the current estimate of the anticipated costs of its indemnification obligations we have determined that it is necessary to add back the carrier with respect to the Synetic Policy. Although we believe that such eighth level carrier and the ninth level carrier are situated similarly to the other Synetic Policies, the eighth and ninth level carriers indicated on September 9, 2008 and February 4, 2009, respectively, the position that they were not bound by the Court’s July 31, 2008 order regarding the duty of the Synetic carriers to advance and reimburse defense costs. This resulted in us including the eighth and ninth level carriers in the Motion for Leave to File a Second Amended Complaint and making a motion to the Court to require such eighth and ninth level carriers to advance and reimburse defense costs, described above.

Notwithstanding the fact that we have prevailed in the summary judgment motions described above, there can be no assurance that we will ultimately prevail in the Coverage Litigation or that the Defendants will be required to provide funding on an interim basis pending the resolution of the Coverage Litigation. We intend to continue to satisfy our legal obligations to the indicted individuals with respect to advancement of amounts for their defense costs.

Indemnification Obligations to Former Officers and Directors of EPS.  We have certain indemnity obligations to advance amounts for reasonable defense costs for initially ten, and now eight, former officers and directors of EPS, who were indicted in connection with the Investigation. In connection with the sale of EPS, we agreed to indemnify Sage Software relating to these indemnity obligations. During 2007, based on information available at that time, we determined a reasonable estimate of the range of probable costs with respect to its indemnification obligation and accordingly, recorded an aggregate pre-tax charge of $73,347, which represented our estimate of the low end of the probable range of costs related to this matter. We have reserved the low end of the probable range of costs because no estimate within the range was a better estimate than any other amount. That estimate included assumptions as to the duration of the trial and pre-trial periods, and the defense costs to be incurred during these periods. During the quarter ended June 30, 2008 and again during the quarter ended December 31, 2008, we updated the estimated range of our indemnification obligation based on new information received during those periods, and as a result, recorded additional pre-tax charges of $16,980 and $12,098, respectively, each of which reflected the increases in the low end of the probable range of costs related to this matter. The probable range of future costs with respect to this matter is estimated to be approximately $47,500 to $67,500, as of December 31, 2008 which includes costs that have been incurred prior to, but were not yet paid, as of December 31, 2008. The ultimate outcome of this matter is still uncertain, and the estimate of future costs includes assumptions as to the duration of the trial and the defense costs to be incurred during the remainder of the pre-trial period and during the trial period. Accordingly, the amount of cost we may ultimately incur could be substantially more than the reserve we have currently provided. If the recorded reserves are insufficient to cover the ultimate cost of this matter, we will need to record additional charges to our results of operations in future periods. The accrual related to this obligation was $47,550 and $55,563 as of December 31, 2008 and 2007, respectively.

Acquisitions and Dispositions

Investment.  On November 19, 2008, WHC acquired Series D preferred stock in a privately held company. The total investment was approximately $6,471, which includes approximately $470 of acquisition costs.

Acquisitions.  During 2006, WHC acquired four companies: eMedicine.com, Inc. (which we refer to as eMedicine), Summex Corporation (which we refer to as Summex), Medsite, Inc. (which we refer to as Medsite) and Subimo LLC (which we refer to as Subimo). These acquisitions, which we refer to collectively as the 2006 WHC Acquisitions, are described as follows:

•	On December 15, 2006, WHC acquired Subimo, a privately held provider of healthcare decision-support applications to large employers, health plans and financial institutions, from Subimo’s security holders (referred to below as the Subimo Sellers). The initial purchase consideration for Subimo was valued at approximately $59,320, comprised of $32,820 in cash, net of cash acquired, $26,000 of WHC Class A Common Stock and $500 of acquisition costs. Pursuant to the terms of the purchase agreement for Subimo, as amended (referred to below as the Subimo Purchase Agreement), WHC deferred the issuance of 640,930 shares of WHC Class A Common Stock included in the purchase consideration (which we refer to as the Deferred Shares) to December 3, 2008. The Deferred Shares were repurchased from the Subimo Sellers immediately following their issuance at a purchase price of $20.00 per share, the closing market price of WHC Class A Common Stock on The Nasdaq Global Select Market on December 3, 2008. Since the Deferred Shares had a market value that was less than $24.34 per share when issued, WHC was required, under the Subimo Purchase Agreement, to pay additional cash consideration to the Subimo Sellers at the time of the issuance of the Deferred Shares in an amount equal to the aggregate shortfall, which was $2,782. The results of operations of Subimo have been included in our financial statements from December 15, 2006, the closing date of the acquisition, and are included in the WebMD segment.

•	On September 11, 2006, WHC acquired the interactive medical education, promotion and physician recruitment businesses of Medsite. The total purchase consideration for Medsite was approximately $31,467, comprised of $30,682 in cash, net of cash acquired, and $785 of acquisition costs. The results of operations of Medsite have been included in our financial statements from September 11, 2006, the closing date of the acquisition, and are included in the WebMD segment.

•	On June 13, 2006, WHC acquired Summex, a provider of health and wellness programs that include online and offline health risk assessments, lifestyle education and personalized telephonic health coaching. The total purchase consideration for Summex was approximately $30,043, comprised of $29,543 in cash, net of cash acquired, and $500 of acquisition costs. The results of operations of Summex have been included in our financial statements from June 13, 2006, the closing date of the acquisition, and are included in the WebMD segment.

•	On January 17, 2006, WHC acquired eMedicine, a privately held online publisher of medical reference information for physicians and other healthcare professionals. The total purchase consideration for eMedicine was approximately $25,195, comprised of $24,495 in cash, net of cash acquired, and $700 of acquisition costs. The results of operations of eMedicine have been included in our financial statements from January 17, 2006, the closing date of the acquisition, and are included in the WebMD segment.

In addition, on July 18, 2006, through our EBS segment, we acquired IPN, a privately held provider of healthcare electronic data interchange services. The total purchase consideration for IPN was approximately $3,907, comprised of $3,799 in cash, net of cash acquired, and $108 of acquisition costs. In addition, we agreed to pay up to an additional $3,000 in cash over a two-year period beginning in August 2007 if certain financial milestones were achieved. The IPN business is part of the EBS businesses that we sold on November 16, 2006. Accordingly, the results of operations of IPN have been included in our financial statements, specifically within our EBS segment, from July 18, 2006, the closing date of the acquisition, through November 16, 2006, the closing date of the 2006 EBS Sale. The obligation to pay up to $3,000 in earn out payments was transferred in connection with the 2006 EBS Sale.

Dispositions.  During the years 2006 through 2008, we engaged in the following disposition transactions:

•	EPS Sale. On September 14, 2006, we completed the sale of EPS to Sage Software. We received cash proceeds of $556,324 (including amounts released from escrow in 2008 and 2007), net of professional fees and other expenses associated with the EPS Sale. In connection with the EPS Sale, we recognized a gain of $353,158, net of tax of $33,037, which is included in consolidated income (loss) from discontinued operations in our operating results during 2006. In connection with the EPS Sale, we entered into a transition services agreement with EPS whereby we provided EPS with certain administrative services, including payroll, accounting, purchasing and procurement, tax and human resource services, as well as IT support. The transition services agreement terminated on December 31, 2007 and the fees charged to EPS during 2007 and the period from September 15, 2006 to December 31, 2006 was $3,894 and $2,099, respectively.

•	2006 EBS Sale. On November 16, 2006, we completed the sale of a 52% interest in EBS to an affiliate of GA. The 2006 EBS Sale was structured so that HLTH and GA each own interests in EBSCo, a limited liability company owning the entities comprising EBS. We received gross cash proceeds of approximately $1,209,000 at closing, and received $11,099 subsequent to December 31, 2006 in connection with a working capital adjustment. In connection with the 2006 EBS Sale, we recognized a gain of $352,297, which considers approximately $16,103 of professional fees and other expenses associated with the 2006 EBS Sale. During 2007, we recognized a gain of $399 which relates to the finalization of the working capital adjustment. In connection with the 2006 EBS Sale, we entered into a transition services agreement whereby we provided EBSCo with certain administrative services, including payroll, accounting, tax, treasury, contract and litigation support, real estate vendor management and human resource services, as well as IT support. Additionally, EBSCo provided certain administrative services to us, including telecommunication infrastructure and management services, data center support, purchasing and procurement and certain other services. Some of the services provided by EBSCo to HLTH were, in turn, used to fulfill HLTH’s obligation to provide transition services to EPS. The fees charged to EBSCo were $162, $3,009 and $610 during 2008, 2007 and 2006 is net of the amount charged to our company of $109, $1,070 and $185, respectively.

•	Sale of ACP Medicine and ACS Surgery. As of December 31, 2007, through WHC, we entered into an Asset Sale Agreement and completed the sale of certain assets and certain liabilities of WebMD’s medical reference publications business, including the publications ACP Medicine and ACS Surgery: Principles and Practice. The assets and liabilities sold are referred to below as the ACS/ACP Business. ACP Medicine and ACS Surgery are official publications of the American College of Physicians and the American College of Surgeons, respectively. We will receive net cash proceeds of $2,575, consisting of $1,925 received during 2008 and the remaining $650 to be received during 2009. We incurred approximately $750 of professional fees and other expenses associated with the sale of the ACS/ACP Business. In connection with the sale, we recognized a pre-tax loss of $234 and a pre-tax gain of $3,394 in 2008 and 2007. The decision to divest the ACS/ACP Business was made because management determined that it was not a good fit with WebMD’s core business.

•	2008 EBSCo Sale. On February 8, 2008, we entered into a Securities Purchase Agreement and simultaneously completed the sale of our 48% noncontrolling ownership interest in EBSCo for $574,617 in cash, net of professional fees and other expenses, to an affiliate of GA and affiliates of Hellman & Friedman, LLC. In connection with the 2008 EBSCo Sale, we recognized a pre-tax gain of $538,024.

•	ViPS Sale. On July 22, 2008, we completed the sale of our ViPS segment to an affiliate of General Dynamics Corporation. We received cash proceeds of $223,175, net of the working capital adjustment, professional fees and other expenses associated with the ViPS Sale. During 2008, we incurred approximately $1,472 of professional and other expenses and recognized a pre-tax gain of $96,969. In connection with the ViPS Sale, we entered into a transition services agreement with ViPS whereby we will provide ViPS with certain administrative services. The fee charged to ViPS for the year ended December 31, 2008 was $282.

Seasonality

The timing of our revenue is affected by seasonal factors. Revenue within our public portals is seasonal, primarily due to the annual budget approval process of our clients. This portion of our revenue is usually the lowest in the first quarter of each calendar year, and increases during each consecutive quarter throughout the year. Additionally, our private portals revenue is historically higher in the second half of the year as new customers are typically added during this period in conjunction with their annual open enrollment periods for employee benefits. The timing of revenue in relation to the expenses of the WebMD segment, much of which do not vary directly with revenue, has an impact on cost of operations, sales and marketing and general and administrative expenses as a percentage of revenue in each calendar quarter.

Critical Accounting Estimates and Policies

Critical Accounting Estimates

Our discussion and analysis of HLTH’s financial condition and results of operations are based upon our Consolidated Financial Statements and Notes to Consolidated Financial Statements, which were prepared in conformity with U.S. generally accepted accounting principles. The preparation of the Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our Consolidated Financial Statements.

We evaluate our estimates on an ongoing basis, including those related to revenue recognition, investments in auction rate securities, income taxes and tax contingencies, collectibility of customer receivables, long-lived assets including goodwill and other intangible assets, software and Web site development costs, prepaid advertising services, certain accrued expenses, contingencies, litigation and related legal accruals and the value attributed to employee stock options and other stock-based awards.

Critical Accounting Policies

We believe the following reflects our critical accounting policies and our more significant judgments and estimates used in the preparation of our Consolidated Financial Statements:

•	Revenue. Our revenue recognition policies are as follows:

WebMD.  Revenue from advertising is recognized as advertisements are delivered or as publications are distributed. Revenue from sponsorship arrangements, content syndication and distribution arrangements, and licenses of healthcare management tools and private portals as well as related health coaching services are recognized ratably over the term of the applicable agreement. Revenue from the sponsorship of CME is recognized over the period WebMD substantially completes its contractual deliverables as determined by the applicable agreements. When contractual arrangements contain multiple elements, revenue is allocated to each element based on its relative fair value determined using prices charged when elements are sold separately. In certain instances where fair value does not exist for all the elements, the amount of revenue allocated to the delivered elements equals the total consideration less the fair value of the undelivered elements. In instances where fair value does not exist for the undelivered elements, revenue is recognized when the last element is delivered.

Emdeon Business Services.  Through the date of the 2006 EBS Sale on November 16, 2006, healthcare payers and providers paid us fees for transaction services, generally on either a per transaction basis or, in the case of some providers, on a monthly fixed fee basis. Healthcare payers and providers also paid us fees for document conversion, patient statement and paid-claims communication services, typically on a per document, per statement or per communication basis. EBS generally charged a one-time implementation fee to healthcare payers and providers at the inception of a contract, in connection with their related setup to submit and receive medical claims and other related transactions through EBS’s clearinghouse network. Revenue for transaction services, patient statement services and paid-claims communication services was recognized as the services were provided. The implementation fees were deferred and amortized to revenue on a straight line basis over the contract period of the related transaction processing services, which generally varied from one to three years.

•	Long-Lived Assets. Our long-lived assets consist of property and equipment, goodwill and other intangible assets. Goodwill and other intangible assets arise from the acquisitions we have made. The amount assigned to intangible assets is subjective and based on our estimates of the future benefit of the intangible assets using accepted valuation techniques, such as discounted cash flow and replacement cost models. Our long-lived assets, excluding goodwill and indefinite lived intangible assets, are amortized over their estimated useful lives, which we determine based on the consideration of several factors including the period of time the asset is expected to remain in service. We evaluate the carrying value and remaining useful lives of long-lived assets, excluding goodwill and indefinite lived intangible assets, whenever indicators of impairment are present. We evaluate the carrying value of goodwill and indefinite lived intangible assets annually, or whenever indicators of impairment are present. We use a discounted cash flow approach to determine the fair value of goodwill and indefinite lived intangible assets. Long-lived assets held for sale are reported at the lower of cost or fair value less cost to sell. There was no impairment of goodwill or indefinite lived intangible assets noted as a result of our impairment testing in 2008.

•	Fair Value of Investments. We hold investments in ARS which are backed by student loans, which are 97% guaranteed under the Federal Family Education Loan Program (FFELP), and which had credit ratings of AAA or Aaa when purchased. Historically, the fair value of our ARS investments approximated face value due to the frequent auction periods, generally every 7 to 28 days, which provided liquidity to these investments. However, since February 2008, all auctions involving these securities have failed. As a secondary market has yet to develop, these investments have been reclassified to long-term investments as of December 31, 2008. The result of a failed auction is that these ARS will continue to pay interest in accordance with their terms at each respective auction date; however, liquidity of the securities will be limited until there is a successful auction, the issuer redeems the securities, the securities mature or until such time as other markets for these ARS develop. We cannot be certain regarding the amount of time it will take for an auction market or other markets to develop. Accordingly, during the three months ended March 31, 2008, we concluded that the estimated fair value of the ARS no longer approximated the face value due to the lack of liquidity and accordingly, we recorded an other-than-temporary impairment as of March 31, 2008.

As of and subsequent to March 31, 2008, we estimated the fair value of our ARS holdings using an income approach valuation technique. Using this approach, expected future cash flows are calculated over the expected life of each security and are discounted to a single present value using a market required rate of return. Some of the more significant assumptions made in the present value calculations include (i) the estimated weighted average lives for the loan portfolios underlying each individual ARS, which range from 4 to 13 years and (ii) the required rates of return used to discount the estimated future cash flows over the estimated life of each security, which considered both the credit quality for each individual ARS and the market liquidity for these investments.

Our ARS have been classified as Level 3 assets in accordance with Statement of Financial Accounting Standards (which we refer to as SFAS) No. 157, “Fair Value Measurements,” as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities. If different assumptions were used for the various inputs to the valuation approach including, but not limited to, assumptions involving the estimated lives of the ARS investments, the estimated cash flows over those estimated lives, and the estimated discount rates applied to those cash flows, the estimated fair value of these investments could be significantly higher or lower than the fair value we determined. We continue to monitor the market for ARS as well as the individual ARS investments we own. We may be required to record additional losses in future periods if the fair value of our ARS deteriorate further.

•	Sale of Subsidiary Stock. Our WHC subsidiary issues its Class A Common Stock in various transactions, which results in a dilution of our percentage ownership in WHC. We account for the sale of WHC Class A Common Stock in accordance with SFAS 160. The difference between the carrying amount of our investment in WHC before and after the issuance of WHC Class A Common Stock is considered an equity transaction and is reflected as a component of our equity. During 2008 and 2007, WHC issued Class A Common Stock for the following transactions, which resulted in our ownership in WHC decreased to 83.6% as of December 31, 2008 from 84.1% as of December 31, 2007:

—	Compensation Related. During 2008, 2007 and 2006, WHC stock options were exercised and restricted stock awards were released in accordance with WHC’s 2005 Long-Term Incentive Plan and WHC issued WHC Class A Common Stock to its Board of Directors as payment for their services. The issuance of these shares resulted in aggregate increases to additional paid-in capital of $3,688, $14,364 and $5,152 in 2008, 2007 and 2006.

—	Acquisition of Subimo. During 2006, we recorded an increase to additional paid-in capital of $11,627, in connection with the committed future issuance of 394,422 shares of WHC Class A Common Stock in connection with the acquisition of Subimo. In December 2008, WHC issued an additional 246,508 shares of WHC Class A Common Stock to the Subimo shareholders. We did not recognize an increase to additional paid-in capital related to the issuance of these shares, as they were subsequently repurchased in a related transaction.

•	Stock-Based Compensation. On January 1, 2006, we adopted SFAS No. 123, “(Revised 2004): Share-Based Payment” (which we refer to as SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (which we refer to as SFAS 123) and supersedes Accounting Principles Board (which we refer to as APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (which we refer to as APB 25). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the Consolidated Financial Statements based on their fair values. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used in this model are expected dividend yield, expected volatility, risk-free interest rate and expected term. We elected to use the modified prospective transition method. Under the modified prospective transition method, awards that were granted or modified on or after January 1, 2006 are measured and accounted for in accordance with SFAS 123R. Unvested stock options and restricted stock awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS 123, using the same grant date fair value and same expense attribution method used under SFAS 123, except that all awards are recognized in the results of operations over the remaining vesting periods. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized for all stock-based compensation beginning January 1, 2006. As of December 31, 2008, approximately $20,923 and $77,543 of unrecognized stock-based compensation expense related to unvested awards (net of estimated forfeitures) is expected to be recognized over a weighted-average period of approximately 2.3 years and 3.5 years, related to the HLTH and WHC stock-based compensation plans, respectively.

•	Deferred Taxes. Our deferred tax assets are comprised primarily of net operating loss carryforwards. These net operating loss carryforwards may be used to offset taxable income in future periods, reducing the amount of taxes we might otherwise be required to pay. A significant portion of our deferred tax assets are reserved for by a valuation allowance. In determining the need for a valuation allowance, management determined the probability of realizing deferred tax assets, taking into consideration factors including historical operating results, expectations of future earnings and taxable income. Management will continue to evaluate the need for a valuation allowance, and in the future, should management determine that realization of the net deferred tax asset is more likely than not, some or all of the remaining valuation allowance will be reversed, and our effective tax rate may be reduced by such reversal.

•	Tax Contingencies. Our tax contingencies are recorded to address potential exposures involving tax positions we have taken that could be challenged by tax authorities. These potential exposures result from applications of various statutes, rules, regulations and interpretations. Our estimates of tax contingencies reflect assumptions and judgments about potential actions by taxing jurisdictions. We believe that these assumptions and judgments are reasonable; however, our accruals may change in the future due to new developments in each matter and the ultimate resolution of these matters may be greater or less than the amount that we have accrued. Consistent with our historical financial reporting, we have elected to reflect interest and penalties related to uncertain tax positions as part of the income tax provision.

Results of Operations

The following table sets forth our consolidated statements of operations data and expresses that data as a percentage of revenue for the periods presented (amounts in thousands):

	Years Ended December 31,
	2008		2007		2006
	$	%	$	%	$	%

Revenue	$373,462	100.0	$319,232	100.0	$899,585	100.0

Cost of operations	135,138	36.2	114,000	35.7	542,723	60.3
Sales and marketing	106,080	28.4	91,035	28.5	116,258	12.9
General and administrative	88,053	23.6	102,661	32.2	130,056	14.6
Depreciation and amortization	28,410	7.6	27,808	8.7	44,073	4.9
Interest income	35,300	9.5	42,035	13.2	32,339	3.6
Interest expense	26,428	7.1	25,887	8.1	25,472	2.8
Gain on sale of EBS Master LLC	538,024	144.1	—	—	—	—
Impairment of auction rate securities	60,108	16.1	—	—	—	—
Restructuring	7,416	2.0	—	—	—	—
Gain on 2006 EBS Sale	—	—	399	0.1	352,297	39.2
Other (expense) income, net	(5,949)	(1.6)	3,406	1.1	(4,252)	(0.5)

Income from continuing operations before income tax provision (benefit)	489,204	131.0	3,681	1.2	421,387	46.8
Income tax provision (benefit)	26,638	7.2	(9,053)	(2.8)	50,033	5.5
Equity in earnings of EBS Master LLC	4,007	1.1	28,566	8.9	763	0.1

Consolidated income from continuing operations	466,573	124.9	41,300	12.9	372,117	41.4
Consolidated income (loss) from discontinued operations, net of tax	94,682	25.4	(18,048)	(5.6)	393,527	43.7

Consolidated net income inclusive of noncontrolling interest	561,255	150.3	23,252	7.3	765,644	85.1
Income attributable to noncontrolling interest	(1,032)	(0.3)	(10,667)	(3.4)	(405)	0.0

Net income attributable to HLTH stockholders	$560,223	150.0	$12,585	3.9	$765,239	85.1

Revenue is currently derived from the WebMD segment and was derived from our EBS segment through the date of the 2006 EBS Sale on November 16, 2006. Revenue from WebMD’s public portals is derived from online advertising, sponsorship (including online CME services), e-detailing promotion and physician recruitment services, content syndication and distribution, and other print services including advertisements in WebMD the Magazine. As a result of the acquisition of the assets of Conceptis, WebMD also generated revenue from in-person CME programs from December 2005 through December 31, 2006. As of December 31, 2006, WebMD no longer offers these services. Revenue from WebMD’s private portals is derived from licenses of our private online portals to employers, healthcare payers and others, along with related services including lifestyle education and personalized telephonic coaching. Included in WebMD’s public portals revenue is revenue related to WebMD’s agreement with AOL. WebMD and AOL shared revenue from advertising, commerce and programming on the health channels of certain AOL online sites and on a cobranded service WebMD created for AOL. Under the terms of the agreement which expired on May 1, 2007, WebMD’s revenue share was subject to a minimum annual guarantee. Included in our results of operations, in 2007 and 2006 is revenue of $2,658 and $8,312, respectively, which represents sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through WebMD’s sales team. Also included in revenue in 2007 and 2006 is $1,515 and $5,125, respectively, related to the guarantee discussed above. The WebMD customers include pharmaceutical, biotechnology, medical device and consumer products companies, as well as employers and health plans. EBS, which was a segment through November 16, 2006, the date of the 2006 EBS Sale, provided solutions that automate key business and administrative functions for healthcare payers and providers, including: electronic patient eligibility and benefit verification; electronic and paper claims processing; electronic and paper paid-claims communication services; and patient billing, payment and communications services. EBS also provided clinical communications services that enable physicians to manage laboratory orders and results, hospital reports and electronic prescriptions. A significant portion of EBS revenue was generated from the country’s largest national and regional healthcare payers.

Cost of operations consists of costs related to services and products we provide to customers and costs associated with the operation and maintenance of our public and private portals. These costs relate to editorial and production, Web site operations, non-capitalized Web site development costs, costs associated with our lifestyle education and personalized telephonic coaching services, and costs related to the production and distribution of our publications. These costs consist of expenses related to salaries and related expenses, non-cash stock-based compensation, creating and licensing content, telecommunications, leased properties and printing and distribution. Prior to the 2006 EBS Sale on November 16, 2006, cost of operations also related to EBS’ products and services including the cost of postage related to EBS’ automated print-and-mail services and paid-claims communication services, as well as sales commissions paid to certain distributors of EBS’ products.

Sales and marketing expense consists primarily of advertising, product and brand promotion, salaries and related expenses, and non-cash stock-based compensation. These expenses include items related to salaries and related expenses of account executives, account management and marketing personnel, costs and expenses for marketing programs, and fees for professional marketing and advertising services. Also included in sales and marketing expense are the non-cash advertising expenses discussed below.

General and administrative expense consists primarily of salaries, non-cash stock-based compensation and other salary-related expenses of administrative, finance, legal, information technology, human resources and executive personnel. These expenses include costs of general insurance and costs of accounting and internal control systems to support our operations.

Our discussions throughout MD&A make references to certain non-cash expenses. The following is a summary of our principal non-cash expenses:

•	Non-cash advertising expense. Expense related to the use of WebMD’s prepaid advertising inventory that WebMD received from News Corporation in exchange for equity instruments we issued in connection with an agreement we entered into with News Corporation in 1999 and subsequently amended in 2000. This non-cash advertising expense is included in sales and marketing expense as WebMD uses the asset for promotion of WebMD’s brand.

•	Non-cash stock-based compensation expense. Expense related to the awards of all share-based payments to employees and non-employee directors, including grants of employee stock options. Non-

cash stock-based compensation expense is reflected in the same expense captions as the related salary cost of the respective employee.

The following table is a summary of our non-cash expenses included in the respective statements of operations captions.

	Years Ended December 31,
	2008	2007	2006

Advertising expense included in:
Sales and marketing	$5,097	$5,264	$7,414

Stock-based compensation expense included in:
Cost of operations	$3,818	$5,027	$11,493
Sales and marketing	3,591	4,868	7,165
General and administrative	17,223	22,441	22,950

Total	$24,632	$32,336	$41,608

Modification to the Classification of Results

The following discussion of our operating results, for all periods presented, present LBB and Porex as discontinued operations, as a result of our intentions to sell these businesses. In addition, our operating results present our ViPS segment as discontinued operations for 2008, 2007 and 2006, the ACS/ACP Business as discontinued operations for 2007 and 2006, and our EPS operations as discontinued operations for 2006, as a result of the ViPS Sale that was completed on July 22, 2008, the sale of the ACS/ACP Business which was completed on December 31, 2007 and the sale of the EPS segment which was completed on September 14, 2006, respectively.

In contrast to the discontinued operations presentation for EPS, the ACS/ACP Business, LBB, ViPS and Porex, the 2006 EBS Sale did not result in the accounting for EBS as a discontinued operation, because the 2006 EBS Sale was only a partial sale, through which we retained a 48% ownership interest in EBSCo following the transaction. Accordingly, the historical results of operations for EBS are included in our financial statements from January 1, 2006 through the date of the 2006 EBS Sale on November 16, 2006. Subsequent to the 2006 EBS Sale from November 17, 2006 through the date of the 2008 EBSCo Sale on February 8, 2008, our 48% portion of EBSCo’s income is reflected in the line item “Equity in earnings of EBS Master LLC.” Because of this treatment, our consolidated results of operations for 2006, including the EBS segment results, are presented on a basis that makes them not directly comparable to the results for the full year 2008 and 2007. In the discussion of those consolidated operating results, in addition to noting the effect of the 2006 EBS Sale (which is relatively large as compared to all other differences between the periods), we have provided comparative information on items that reflect trends in our operating results based on their materiality to our consolidated operating results. The results of the WebMD segment were not affected by the 2006 EBS Sale and comparisons with prior periods are not subject to the considerations applicable to EBS and to our consolidated results.

2008 and 2007

The following discussion is a comparison of our results of operations for the year ended December 31, 2008, to the year ended December 31, 2007.

Revenue.  Our total revenue increased 17.0% to $373,462 in 2008 from $319,232 in 2007. The increase was primarily due to higher advertising and sponsorship revenue from WebMD’s public portals. A more detailed discussion regarding changes in revenue is included below under “— Results of Operations by Operating Segment.”

Cost of Operations.  Cost of operations was $135,138 in 2008, compared to $114,000 in 2007. Our cost of operations represented 36.2% of revenue in 2008, compared to 35.7% of revenue in 2007. Included in cost of operations are non-cash expenses related to stock-based compensation of $3,818 in 2008, compared to

$5,027 in 2007. The decrease in non-cash stock-based compensation expense for 2008, compared to 2007, resulted primarily from the graded vesting methodology used in determining stock-based compensation expense relating to the stock options and restricted stock awards granted to WebMD employees prior to the adoption of SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of its initial public offering.

Cost of operations, excluding the non-cash stock-based compensation expense discussed above, was $131,320 or 35.2% of revenue, in 2008, compared to $108,973, or 34.1% of revenue in 2007. The increase in absolute dollars in 2008 as compared to 2007 was primarily attributable to an increase of approximately $13,000 in compensation-related costs due to higher staffing levels relating to WebMD’s Web site operations and development, as well as higher staffing levels associated with WebMD’s personalized telephonic coaching services. Additionally, the increase is also related to approximately $6,500 of higher costs associated with creating and licensing content for WebMD’s sponsorship arrangements and WebMD’s Web sites. The increase as a percentage of revenue was due to the higher staffing levels.

Sales and Marketing.  Sales and marketing expense was $106,080 in 2008, compared to $91,035 in 2007. Our sales and marketing expense represented 28.4% of revenue in 2008, compared to 28.5% in 2007. Included in sales and marketing expense were non-cash expenses related to advertising of $5,097 in 2008, compared to $5,264 in 2007. Also included in sales and marketing expense were non-cash expenses related to stock-based compensation of $3,591 in 2008, compared to $4,868 in 2007. The decrease in non-cash stock-based compensation expense for 2008, compared to 2007, resulted primarily from the graded vesting methodology used in determining stock-based compensation expense relating to stock options and restricted stock awards granted to WebMD employees prior to the adoption of SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of its initial public offering.

Sales and marketing expense, excluding the non-cash expenses discussed above, was $97,392 or 26.1% of revenue, in 2008, compared to $80,903, or 25.3% of revenue in 2007. The increase in absolute dollars, as well the increase as a percentage of revenue, in 2008 compared to 2007 were primarily attributable to an increase of approximately $13,500 in compensation and other personnel-related costs due to increased staffing and sales commissions related to higher revenue.

General and Administrative.  General and administrative expense was $88,053 in 2008, compared to $102,661 in 2007. Our general and administrative expenses represented 23.6% in 2008, compared to 32.2% in 2007. Included in general and administrative expense was non-cash stock-based compensation expense of $17,223 in 2008, compared to $22,441 in 2007. Non-cash stock-based compensation expense was lower in 2008, when compared to 2007, in our WebMD segment by approximately $3,300, resulting primarily from the graded vesting methodology used in determining stock-based compensation expense relating to stock options and restricted stock awards granted to WebMD employees prior to the adoption of SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of its initial public offering, as well as lower non-cash stock-based compensation expense of approximately $1,900 in our Corporate segment.

General and administrative expense, excluding the non-cash stock-based compensation expense discussed above, was $70,830, or 19.0% of revenue in 2008, compared to $80,220, or 25.1% of revenue in 2007. Approximately $10,000 of the decrease in absolute dollars was attributable to lower corporate expenses in 2008, compared to 2007, such as compensation expense for internal personnel, professional fees and facilities related expenses. These lower corporate expenses were achievable due to the reduction in our corporate infrastructure following the sales of EPS and EBS during the latter part of 2006 and the related wind down of our remaining responsibilities under the transition services agreements with those entities. The decrease above was offset by approximately $600 of higher expenses in our WebMD segment in 2008, as compared to 2007.

Depreciation and Amortization.  Depreciation and amortization expense was $28,410, or 7.6% of revenue in 2008, compared to $27,808, or 8.7% of revenue, in 2007. The increase in 2008, as compared to 2007, was primarily due to approximately $4,400 in depreciation expense resulting from WHC’s capital expenditures made in 2008 and 2007, which was partially offset by a decrease in amortization expense of approximately $3,300 resulting from certain WHC intangible assets becoming fully amortized, and lower depreciation expense of approximately $500 in our Corporate segment.

Interest Income.  Interest income was $35,300 in 2008, compared to $42,035 in 2007. This decrease in 2008 primarily resulted from a decrease in the average rates of return for the period, partially offset by higher average investment balances.

Interest Expense.  Interest expense of $26,428 in 2008 was relatively consistent with interest expense of $25,887 in 2007. Interest expense in 2008 and 2007 included $10,926 and $10,210, respectively, related to the amortization of the debt discount for our 3 1/8% Convertible Notes due 2025 (which we refer to as 3 1/8% Notes) and the amortization of the debt issuances costs for both our 1.75% Convertible Subordinated Notes due 2023 (which we refer to as 1.75% Notes) and our 3 1/8% Notes.

Gain on Sale of EBS Master LLC.  The gain on sale of EBS Master LLC of $538,024 represented a pre-tax gain recognized in connection with the 2008 EBSCo Sale on February 8, 2008. See “— Introduction — Acquisitions and Dispositions — Dispositions — 2008 EBSCo Sale” with respect to this matter.

Impairment of Auction Rate Securities.  Impairment of auction rate securities represents a charge of $60,108 related to an other-than-temporary impairment of the fair value of our ARS investments in 2008. For additional information, see “Introduction — Background Information on Certain Trends and Developments — Impairment of Auction Rate Securities; Non-Recourse Credit Facilities” above.

Restructuring.  As a result of our completion of the integration of previously acquired businesses and efficiencies that we continue to realize from our infrastructure investments of the WebMD segment combined with the continued reduction in shared services performed within our Corporate segment following the divestiture of EPS, EBS and ViPS, we took this opportunity to better align the skill sets of our employees with the needs of our business. We recorded a restructuring charge during 2008 of $7,416. This amount includes (i) $3,575 related to the purchase of insurance for extended coverage during periods when we owned the divested businesses, (ii) $3,391 for severance expenses related to the reduction of our work force and (iii) $450 of costs to consolidate facilities and other exit costs.

Other (Expense) Income, Net.  Other expense, net was $5,949 in 2008, compared to other income, net of $3,406 in 2007. Other (expense) income, net includes (i) $6,941 and $2,527 in 2008 and 2007 of advisory expenses for professional fees, primarily consisting of legal, accounting and financial advisory services related to the terminated merger transaction with WHC, see “— Introduction — Background Information on Certain Trends and Developments — Termination of Proposed Merger with WHC” for more information, (ii) $1,092 and $1,397 in 2008 and 2007 of external legal costs and expenses we incurred related to the investigation by the United States Attorney for the District of South Carolina and the SEC, (iii) $1,749 and $1,497 in 2008 and 2007 related to the reversal of certain sales and use tax contingencies resulting from the expiration of various statutes and (iv) transition services income of $335 and $5,833 in 2008 and 2007 which represents amounts earned from the service fee charged to EBSCo, Sage Software and ViPS, net of services EBSCo provides to us, for services rendered under each of their respective transition services agreements. We provided a significantly higher level of transition services in 2007, compared to 2008, as reflected by the lower fees charged in 2008.

Income Tax Provision (Benefit).  The income tax provision of $26,638 in 2008 and benefit of $9,053 in 2007 includes expense related to federal, state and other jurisdictions. While the majority of the gain on the 2008 EBSCo Sale was offset by net operating loss carryforwards, certain alternative minimum taxes and other state taxes were not offset, resulting in a provision of approximately $20,500. The income tax provision in 2008 excludes a benefit for the impairment of ARS, as it is currently not deductible for tax purposes. Additionally, the income tax benefit in 2007 includes a benefit of $16,327 related to the reversal of a portion of the valuation allowance we maintain on a significant portion of our deferred income taxes.

Consolidated Income (Loss) from Discontinued Operations, Net of Tax.  Consolidated income from discontinued operations, net of tax, was $94,682 in 2008, compared to a loss of $18,048 in 2007. Included in consolidated income (loss) from discontinued operations, net of tax, is a pre-tax gain of $96,969 from the ViPS Sale. In addition, consolidated income (loss) from discontinued operations includes the aggregate pre-tax operating results of our ViPS segment, Porex segment and LBB of $29,369 in 2008 and the aggregate pre-tax operating results of our ViPS segment, Porex segment, LBB and ACS/ACP Business of $31,724 in 2007. Also included in consolidated income (loss) from discontinued operations are pre-tax charges of approximately $29,078 and $73,347 in 2008 and 2007, respectively, related to our indemnity obligations to advance amounts for reasonable defense costs for initially ten and now eight former officers and directors of EPS, who were indicted in connection with the investigation by the United States Attorney for the District of South Carolina and the SEC, which was partially offset in 2007 by $14,625 related to a settlement with two of our insurance companies related to the reimbursement of these defense costs.

Income Attributable to Noncontrolling Interest.  Income attributable to noncontrolling interest of $1,032 in 2008, compared to $10,667 in 2007 represents the noncontrolling stockholders’ proportionate share of net income for WHC. Income attributable to noncontrolling interest fluctuates based on the net income or loss reported by WHC, combined with changes in the percentage ownership of WHC held by the noncontrolling interest shareholders.

2007 and 2006

The following discussion is a comparison of our results of operations for the year ended December 31, 2007, to the year ended December 31, 2006.

Revenue.  Our revenue decreased 64.5% to $319,232 in 2007 from $899,585 in 2006. Revenue attributable to EBS decreased by $661,090 as a result of the 2006 EBS Sale. Partially offsetting this decrease was higher revenue in our WebMD segment. The WebMD segment accounted for $80,059 of the higher revenue. Excluding the impact of the acquisitions WebMD made in 2006, our total revenue attributable to WebMD increased by approximately $57,000 in 2007 over 2006. A more detailed discussion regarding changes in revenue is included below under “— Results of Operations by Operating Segment.”

Cost of Operations.  Cost of operations was $114,000 in 2007, compared to $542,723 in 2006. Our cost of operations represented 35.7% of revenue in 2007, compared to 60.3% of revenue in 2006. Included in cost of operations are non-cash expenses related to stock-based compensation of $5,027 in 2007, compared to $11,493 in 2006. The decrease in non-cash stock-based compensation expense for 2007 was primarily due to the graded vesting schedule that was used for all stock options and restricted stock awards granted prior to the January 1, 2006 adoption date of SFAS 123R, including the WHC options and restricted stock granted at the time of the initial public offering, as well as approximately $2,600 of non-cash stock-based compensation expense related to EBS employees, which was included in the prior year period.

Cost of operations, excluding the non-cash stock-based compensation expense discussed above, was $108,973 or 34.1% of revenue in 2007, compared to $531,230 or 59.1% of revenue in 2006. The decrease in cost of operations excluding non-cash stock-based compensation expense, as a percentage of revenue and in dollars, was primarily due to the 2006 EBS Sale, which was the reason for approximately $441,200 of the decrease in cost of operations, as EBS services and products had lower gross margins than our WebMD segment. Partially offsetting this impact of the 2006 EBS Sale was higher cost of operations of approximately $18,900 related to the WebMD segment as a result of the growth within that business.

Sales and Marketing.  Sales and marketing expense was $91,035 in 2007, compared to $116,258 in 2006. Our sales and marketing expense represented 28.5% of revenue in 2007, compared to 12.9% of revenue in 2006. Non-cash expense related to advertising was $5,264 in 2007, compared to $7,414 in 2006. This decrease was due to lower utilization of WebMD’s prepaid advertising inventory. Non-cash stock-based compensation was $4,868 in 2007, compared to $7,165 in 2006. The decrease in non-cash stock-based compensation expense in 2007, when compared to 2006, is due to approximately $1,600 related to the 2006 EBS Sale, as well as approximately $700 in lower non-cash stock-based compensation expense for our WebMD segment which primarily related to the graded vesting methodology used in determining stock-based compensation expense related to WebMD’s stock options and restricted stock awards granted at the time of the initial public offering.

Sales and marketing expense, excluding the non-cash expenses discussed above, was $80,903 or 25.3% of revenue in 2007, compared to $101,679 or 11.3% of revenue in 2006. The increase in sales and marketing expense, excluding the non-cash expenses discussed above, as a percentage of revenue, was primarily due to the 2006 EBS Sale, as EBS had lower sales and marketing expense as a percentage of revenue than our WebMD segment. The 2006 EBS Sale was also the primary reason for the decrease in sales and marketing expense, in the amount of approximately $41,300. This decrease was partially offset by approximately $20,500 in higher expenses within our WebMD segment related to an increase in compensation related costs due to increased staffing and sales commissions related to higher revenue and to expenses related to WebMD’s acquisitions of Summex, Medsite and Subimo.

General and Administrative.  General and administrative expense was $102,661 in 2007, compared to $130,056 in 2006. Our general and administrative expense represented 32.2% of revenue in 2007, compared to 14.6% of revenue in 2006. Included in general and administrative expense were non-cash expenses related to stock-based compensation. Non-cash stock-based compensation was $22,441 in 2007, compared to $22,950 in 2006. Non-cash stock-based compensation expense in our WebMD segment was lower in 2007, when compared to 2006 by approximately $2,700 as a result of the graded vesting methodology used in determining stock-based compensation expense related to WebMD’s stock options and restricted stock awards granted at the time of the initial public offering. Additionally, our non-cash stock-based compensation expense was lower in 2007, as compared to 2006 by approximately $1,700 as a result of the 2006 EBS Sale. These decreases were offset by approximately $3,900 in our Corporate segment primarily related to additional non-cash stock-based compensation expense related to new equity awards granted during the second half of 2006.

General and administrative expense, excluding the non-cash stock-based compensation expense discussed above, was $80,220 or 25.1% of revenue in 2007, compared to $107,106 or 11.9% of revenue in 2006. The increase in general and administrative expense, excluding the non-cash stock-based compensation expense, as a percentage of revenue, was primarily due to the impact of the 2006 EBS Sale. The 2006 EBS Sale was also the primary reason for the decrease in general and administrative expense in dollars, in the amount of approximately $25,000. Also contributing to the decrease in general and administrative expense were approximately $13,900 of lower shared service costs and other corporate expenses primarily due to the 2006 EBS Sale and EPS Sale. This decrease was partially offset by higher expenses within our WebMD segment of approximately $12,000 primarily related to an increase in compensation related costs and expenses due to increased staffing levels and outside personnel expenses and expenses related to WebMD’s acquisitions of Summex, Medsite and Subimo.

Depreciation and Amortization.  Depreciation and amortization expense was $27,808 or 8.7% of revenue in 2007, compared to $44,073 or 4.9% of revenue in 2006. Depreciation and amortization expense decreased by approximately $25,900 due to the 2006 EBS Sale. Partially offsetting this decrease was the impact of recent acquisitions and capital improvements within our WebMD segment, which resulted in additional depreciation and amortization expense of approximately $9,600 when compared to 2006.

Interest Income.  Interest income increased to $42,035 in 2007, from $32,339 in 2006. The increase was due to higher average investment balances and higher rates of return in 2007, as compared to 2006.

Interest Expense.  Interest expense of $25,887 in 2007 was consistent with interest expense of $25,472 in 2006. Interest expense in 2007 and 2006 included $10,210 and $9,584, respectively, related to the amortization of the debt discount for our 3 1/8% Notes and the amortization of the debt issuances costs for both our 1.75% Notes and our 3 1/8% Notes.

Gain on 2006 EBS Sale.  The gain on the 2006 EBS Sale of $399 in 2007 represented a gain recognized in connection with the working capital adjustment associated with the 2006 EBS Sale, while the gain on sale of $352,297 in 2006 represents the gain recognized in connection with the 2006 EBS Sale as of the November 16, 2006 closing date.

Other (Expense) Income, Net.  Other income, net was $3,406 in 2007, compared to other expense, net of $4,252 in 2006. Other (expense) income, net includes transition services income of $5,833 and $2,524 in 2007 and 2006 related to the services we provide to EBSCo and Sage Software, net of services EBSCo provides to us, related to each of their respective transition services agreements, and $1,497 in 2007 related to the reversal of certain sales and use tax contingencies resulting from the expiration of various statutes. Other expense of $2,527 and $4,198 in 2007 and 2006 represents advisory expenses for professional fees, primarily consisting of legal, accounting and financial advisory services related to our exploration of strategic alternatives for WHC in 2007 and our former EBS segment in 2006. See “— Introduction — Background Information on Certain Trends and Developments” above for more information on the WHC Merger. Also included in other (expense) income, net was $1,397 and $2,578 in 2007 and 2006 of external legal costs and expenses we incurred related to the investigation by the United States Attorney for the District of South Carolina and the SEC.

Income Tax Provision (Benefit).  The income tax benefit of $9,053 in 2007 and provision of $50,033 in 2006 includes expense related to federal, state and other jurisdictions. The income tax provision in 2006 was considerably higher than in 2007 as a result of the gain we recorded in connection with the 2006 EBS Sale. Additionally, the income tax benefit in 2007 includes a benefit of $16,327 related to the reversal of a portion of the valuation allowance we maintain on a significant portion of our deferred income taxes.

Consolidated Income (Loss) from Discontinued Operations, Net of Tax.  Consolidated loss from discontinued operations was $18,048 in 2007, which includes a pre-tax charge of $73,347 related to the estimate of our indemnity obligations to advance amounts for reasonable defense costs for initially ten and now eight former officers and directors of EPS, who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina. Partially offsetting the pre-tax charge, is the reimbursement of $14,625 by two of the nine insurance companies we have been seeking to honor their obligations under certain directors and officers liability insurance policies. For a description of this matter, see “— Introduction — Background Information on Certain Trends and Developments — Directors & Officers Liability Insurance Coverage Litigation” above. Consolidated income from discontinued operations in 2006 was $393,527, which included a pre-tax gain of $386,195 recognized in connection with the EPS Sale, as well as EPS’s net operating results of $19,469. Also included in consolidated income (loss) from discontinued operations during 2007 and 2006 was the pre-tax operating results of our ViPS segment, Porex segment, LBB and ACS/ACP Business, which, in the aggregate amounted to $35,118 in 2007 and $24,750 in 2006, including the pre-tax gain on the sale of the ACS/ACP Business on December 31, 2007 of $3,394.

Income Attributable to Noncontrolling Interest.  Income attributable to noncontrolling interest of $10,667 in 2007, compared to $405 in 2006, represents the noncontrolling stockholders’ proportionate share of net income for WHC. Income attributable to noncontrolling interest fluctuates based on the net income or loss reported by WHC, combined with changes in the percentage ownership of WHC held by the noncontrolling interest shareholders.

Results of Operations by Operating Segment

We monitor the performance of our business based on earnings before interest, taxes, non-cash and other items. Other items include: legal expenses we incurred, which reflect costs and expenses related to the investigation by the United States Attorney for the District of South Carolina and the SEC; income related to the reduction of certain sales and use tax contingencies; and professional fees, primarily consisting of legal, accounting and financial advisory services, related to the terminated WHC Merger, in 2008 and 2007, and the 2006 EBS Sale. Inter-segment revenue primarily represents printing services provided by EBS during 2006 and certain services provided by our WebMD segment during 2008, 2007 and 2006.

The following segment information reflects the reclassification of LBB to discontinued operations, the related elimination of the WebMD Publishing and Other Services segment, and the classification of our remaining revenue into the following two categories: public portals and private portals. Public portals revenue includes revenue previously referred to as “advertising and sponsorship” revenue and “content syndication and other” revenue, as well as other print service revenue (which consists primarily of revenue from advertising in WebMD the Magazine). Private portals revenue includes revenue previously referred to as “licensing” revenue.

Summarized financial information for each of our operating segments and our Corporate segment and a reconciliation of consolidated income from continuing operations is presented below (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006(a)

Revenue
WebMD:
Public portals	$284,416	$238,022	$183,813
Private portals	89,126	81,471	55,621

Total WebMD	373,542	319,493	239,434
Emdeon Business Services	—	—	661,090
Inter-segment eliminations	(80)	(261)	(939)

	$373,462	$319,232	$899,585

Earnings before interest, taxes, non-cash and other items
WebMD	$94,100	$79,471	$50,913
Emdeon Business Services	—	—	152,911
Corporate	(19,845)	(24,502)	(41,730)

	74,255	54,969	162,094
Interest, taxes, non-cash and other items
Interest income	35,300	42,035	32,339
Interest expense	(26,428)	(25,887)	(25,472)
Income tax (provision) benefit	(26,638)	9,053	(50,033)
Depreciation and amortization	(28,410)	(27,808)	(44,073)
Non-cash stock-based compensation	(24,632)	(32,336)	(41,608)
Non-cash advertising	(5,097)	(5,264)	(7,414)
Equity in earnings of EBS Master LLC	4,007	28,566	763
Gain on sale of EBS Master LLC	538,024	—	—
Gain on 2006 EBS Sale	—	399	352,297
Impairment of auction rate securities	(60,108)	—	—
Restructuring	(7,416)	—	—
Other expense, net	(6,284)	(2,427)	(6,776)

Consolidated income from continuing operations	466,573	41,300	372,117
Consolidated income (loss) from discontinued operations, net of tax	94,682	(18,048)	393,527

Consolidated net income inclusive of noncontrolling interest	561,255	23,252	765,644
(Income) attributable to noncontrolling interest	(1,032)	(10,667)	(405)

Net income attributable to HLTH stockholders	$560,223	$12,585	$765,239

(a)	The EBS segment was sold on November 16, 2006 and, therefore, the operations of the EBS segment are included only for the period January 1, 2006 through November 16, 2006.

2008 and 2007

The following discussion is a comparison of the results of operations for our WebMD segment and our Corporate segment for the year ended December 31, 2008, to the year ended December 31, 2007.

WebMD

Revenue.

•	Public portals. Public portals revenue increased $46,394 or 19.5% compared to the prior year period. The increase in public portals revenue was primarily attributable to an increase in the number of unique sponsored programs on our sites including both brand sponsorship and educational programs. The number of such programs grew to approximately 1,400 in 2008 compared to approximately 1,000 in the prior year period. In general, pricing remained relatively stable for our advertising and sponsorship programs and was not a significant source of the revenue increase.

•	Private portals. Private portals revenue increased $7,655 or 9.4% compared to the prior year period. This increase was due to an increase in the number of companies using our private portal platform to 134 from 117 in the prior year period. In general, pricing remained relatively stable for our private portal licenses and was not a significant source of the revenue increase. We also have approximately 140 additional customers who purchase stand-alone decision support services from us.

Earnings Before Interest, Taxes, Non-Cash and Other Items.  Earnings before interest, taxes, non-cash and other items was $94,100 or 25.2% of WebMD revenue, compared to $79,471 or 24.9% of WebMD revenue in the prior year period. This increase as a percentage of revenue was primarily due to higher revenue from the increase in number of brands and sponsored programs in our public portals as well as the increase in companies using our private online portal without incurring a proportionate increase in overall expenses.

Corporate

Earnings Before Interest, Taxes, Non-Cash and Other Items.  Corporate includes costs and expenses for functions not directly managed by one of our segments, including the Porex and ViPS businesses which are reflected within discontinued operations. Corporate expenses decreased to $19,845 or 5.3% of consolidated revenue in 2008, compared to $24,502 or 7.7% of consolidated revenue in 2007. The decrease in our Corporate segment was due to lower personnel and other costs and expenses associated with our overall management of HLTH and our subsidiaries, including certain insurance, professional and information technology costs. These lower costs and expenses were achievable due the reduction in our corporate infrastructure following the sales of EPS and EBS and the related wind down of our responsibilities under our transition services agreements with those entities. Offsetting the reduction in expenses is a net reduction of transition service income of $5,498 in 2008, as compared to 2007. The transition services income is lower in 2008, as compared to 2007, as a result of the completion of the transition services agreement with Sage Software during the fourth quarter of 2007 as well as fewer services performed under the EBSCo agreement in 2008 as compared to 2007.

2007 and 2006

The following discussion is a comparison of the results of operations for our WebMD segment and our Corporate segment for the year ended December 31, 2007, to the year ended December 31, 2006.

WebMD

Revenue.

•	Public portals. Public portals revenue increased $54,209 or 29.5% compared to the prior year period. The increase in public portals revenue was primarily attributable to an increase in the number of brands and sponsored programs promoted on our sites, as well as the inclusion, for all of 2007, of revenue of Medsite, which we acquired in September 2006. The acquisition of Medsite contributed $16,291 and $4,852 of public portals revenue for the years ended December 31, 2007 and 2006, respectively. Including the Medsite acquisition, the number of sponsored programs on our site grew to approximately 1,000 in 2007, compared to approximately 800 in the prior year period.

•	Private portals. Private portals revenue increased $25,850 or 46.5% compared to the prior year period. This increase was due to an increase in the number of companies using our private portal platform to 117 from 99 in the prior year period. We also have approximately 150 additional customers who purchase stand-alone decision support services from us as a result of the acquisitions completed in 2006. The acquisitions of Summex and Subimo contributed $19,526 and $4,398 in private portals revenue for years ended December 31, 2007 and 2006, respectively.

Earnings Before Interest, Taxes, Non-Cash and Other Items.  Earnings before interest, taxes, non-cash and other items was $79,471 or 24.9% of WebMD revenue, compared to $50,913 or 21.3% of WebMD revenue in the prior year period. This increase as a percentage of revenue was primarily due to higher revenue from the increase in number of brands and sponsored programs in our public portals as well as the increase in companies using our private online portal, without incurring a proportionate increase in overall expenses, due to the benefits achieved from our infrastructure investments as well as acquisition synergies.

Corporate

Earnings Before Interest, Taxes, Non-Cash and Other Items.  Corporate includes costs and expenses for functions that are not directly managed by one of our segments, or by the Porex and ViPS businesses which are reflected within discontinued operations. Corporate expenses decreased to $24,502, or 7.7% of consolidated revenue in 2007, compared to $41,730, or 4.6% of consolidated revenue in 2006. The decrease in corporate expenses, in dollars, for 2007 was the result of the 2006 EBS Sale and the EPS Sale which occurred in the second half of 2006 and resulted in a significant reduction in a portion of the shared services performed at corporate, which previously supported those operations. The most significant reductions in expenses were related to certain outside services including legal and accounting services, as well as personnel expenses. Additionally, included in corporate is transition service income, net of expenses, of $5,833 and $2,524 in 2007 and 2006, related to the services provided to EBSCo and Sage Software, which were only partially included in the prior year period. These amounts were reflected within our Corporate segment, partially offsetting the cost of providing these services. The increase in corporate expenses as a percentage of revenue was due to the impact of lower revenue as a result of the 2006 EBS Sale, combined with the effect of certain corporate expenses that are fixed in nature, and accordingly, did not decrease in proportion to the reduction in revenue.

Inter-Segment Eliminations.  Inter-segment eliminations primarily represents printing services provided by the EBS segment in 2006 and certain services provided by the WebMD segment.

Liquidity and Capital Resources

Cash Flows

Cash provided by operating activities from our continuing operations was $62,490 in 2008, compared to $43,206 in 2007. The $19,284 increase in cash provided by operating activities from our continuing operations when compared to a year ago primarily relates to the period-over-period increase of the continuing operating activities of our WebMD segment in the amount of $16,198. In addition, the increase in cash provided by operating activities from our continuing operations when compared to a year ago relates to the timing of tax payments for the sale of our EBS segment in the latter part of 2006 that were paid during 2007.

Cash provided by investing activities from our continuing operations was $718,334 in 2008, compared to cash used in investing activities from our continuing operations of $242,396 in 2007. Cash provided by investing activities from our continuing operations in 2008 included $574,617 of net proceeds received from the 2008 EBSCo Sale, $223,175 of net proceeds received from the ViPS Sale and $23,333 we received, which was released from escrow, from the sale of our EPS segment, which was sold in the latter part of 2006. Cash used by investing activities from our continuing operations in 2007 included the receipt of $18,792 in repayment of advances to EBSCo and the receipt of 11,667, which was released from escrow, related to the EPS Sale. Also included in cash provided by (used in) investing activities from our continuing operations are net disbursements of $58,811 in 2008 from net purchases of available for sale securities, compared to disbursements of $256,712 from net purchases of available for sale securities in 2007.

Cash used in financing activities from our continuing operations was $715,593 in 2008, compared to cash provided by financing activities from our continuing operations of $92,512 in 2007. Cash used in financing activities in 2008 principally related to the repurchases of a total of 83.7 million shares of HLTH Common Stock for $737,324, offset by the proceeds from the issuance of HLTH Common Stock and WHC Class A Common Stock (primarily resulting from exercises of employee stock options) of $21,683. Cash provided by financing activities for 2007 principally related to proceeds of $133,054 from the issuance of HLTH Common Stock and WHC Class A Common Stock resulting from the exercises of employee stock options, as well as a tax benefit of $6,601 from the exercise of employee stock options, partially offset by the repurchases of 3.4 million shares of HLTH Common Stock for $47,123.

Included in our consolidated statements of cash flows are cash flows from discontinued operations of the ViPS segment, Porex segment, LBB and the ACS/ACP Business. Our cash flows provided by operating activities from discontinued operations in 2008 included an aggregate of $26,778 related to our ViPS segment, Porex segment and LBB while cash flows provided by operating activities from discontinued operations in 2007 primarily included an aggregate of $49,971 related to our ViPS segment, Porex segment, LBB and the ACS/ACP Business. Also included in cash flows from discontinued operations provided by operating activities in 2008 and 2007 is the receipt of $44,937 during 2008 of reimbursements from our Director & Officer insurance carriers, offset by $37,091 and $17,784 in payments made in 2008 and 2007, respectively, in connection with the defense costs of the initially ten and now eight former officers and directors of our former EPS subsidiary in connection with the investigation by the United States Attorney for the District of South Carolina and the SEC. For additional information, see “Introduction — Background Information on Certain Trends and Developments — Directors & Officers Liability Insurance Coverage Litigation.”

Contractual Obligations and Commitments

The following table summarizes our principal commitments as of December 31, 2008 for future specified contractual obligations, including those of our discontinued operations, that are not reflected in our consolidated balance sheets, as well as the estimated timing of the cash payments associated with these obligations. This table also provides the timing of cash payments related to our long-term debt and other obligations included in our consolidated balance sheets. Management’s estimates of the timing of future cash flows are largely based on historical experience, and accordingly, actual timing of cash flows may vary from these estimates.

		Less Than			More Than
	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)

Long-term debt(a)	$696,688	$15,500	$371,813	$309,375	$—
Leases(b)	47,086	9,030	16,329	10,287	11,440
Purchase obligations(c)	2,927	2,927	—	—	—
Other long-term obligation	100	100	—	—	—

Total	$746,801	$27,557	$388,142	$319,662	$11,440

(a)	Long-term debt includes our 3 1/8% Notes, and our 1.75% Notes, which are first puttable at the option of the holders in 2012 and 2010, respectively. Amounts include our contractual interest payments through the earliest date at which these notes are puttable by the holder.

(b)	The lease amounts are net of sublease income.

(c)	Purchase obligations include amounts committed under legally enforceable contracts or purchase orders for goods and services with defined terms as to price, quantity and delivery.

The above table excludes $11,478 of uncertain tax positions, including interest and penalties, under FIN 48, as we are unable to reasonably estimate the timing of the settlement of these items. These uncertain tax positions include those of our discontinued operations. See Note 18, “Income Taxes” located in the Notes to Consolidated Financial Statements included in Exhibit 99.3.

Outlook on Future Liquidity

As of December 31, 2008, we had approximately $629,848 in consolidated cash and cash equivalents, and we owned investments in ARS with a face value of $355,000 and a fair value of $286,552. Our working capital, including discontinued operations, as of December 31, 2008 was $664,041. The ARS investments are discussed in more detail earlier in this MD&A under “Introduction — Background Information on Certain Trends and Developments — Impairment of Auction Rates Securities; Non-Recourse Credit Facility.” Based on our plans and expectations as of the date of the filing of our 2008 Form 10-K and taking into consideration issues relating to the liquidity of our ARS investments, we believe that our available cash resources and future cash flow from operations will provide sufficient cash resources to meet the cash commitments of our 1.75% Notes, our 3 1/8% Notes and to fund our currently anticipated working capital and capital expenditure requirements, for up to twenty-four months. Our future liquidity and capital requirements will depend upon numerous factors, including retention of customers at current volume and revenue levels, implementation of new or updated application and service offerings, competing technological and market developments, and potential future acquisitions. In addition, our ability to generate cash flow is subject to numerous factors beyond our control, including general economic, regulatory and other matters affecting us and our customers. We plan to continue to enhance our online services and to continue to invest in acquisitions, strategic relationships, facilities and technological infrastructure and product development. We intend to grow each of our existing businesses and enter into complementary ones through both internal investments and acquisitions. We may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. We cannot assure that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders. Future indebtedness may impose various restrictions and covenants on us that could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements.

Recent Accounting Pronouncements

On April 25, 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (which we refer to as SFAS 142). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this FSP may impact the useful lives we assign to intangible assets that are acquired through future business combinations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (which we refer to as SFAS 141R), a replacement of SFAS No. 141. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. SFAS 141R provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, SFAS 141R changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; and (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would have to be met at the acquisition date. While there is no expected impact to our consolidated financial statements on the accounting for acquisitions completed prior to December 31, 2008, the adoption of SFAS 141R on January 1, 2009 could materially change the accounting for business combinations consummated subsequent to that date and for tax matters relating to prior acquisitions settled subsequent to December 31, 2008.